                                                                     EXHIBIT 2.4

                       AGREEMENT AND PLAN OF MERGER AMONG
                 INTERCEPT HOLDINGS INC., PV ACQUISITION CORP.
                               AND PROVESA, INC.

     This Agreement and Plan of Merger (the "Agreement") is made and entered into as of the 25th day of November, 1996 by and among INTERCEPT HOLDINGS INC., a Georgia corporation ("Holdings"), PV ACQUISITION CORP., a Georgia corporation ("PVAC"), and PROVESA, INC., a Georgia corporation ("ProVesa") (Holdings, PVAC and ProVesa being hereinafter sometimes collectively referred to as the "Constituent Corporations," and PVAC and ProVesa being sometimes referred to as the "Merging Corporations").

                                   WITNESSETH

     WHEREAS, each of Holdings and PVAC is a corporation organized under the laws of the State of Georgia, each with its principal office therein located at 6611 Bay Circle, Suite 160, Norcross, Georgia 30071, County of Gwinnett;

     WHEREAS, ProVesa, is a corporation organized under the laws of the State of Georgia with its principal office therein located at 6621 Bay Circle, Suite 170, Norcross, Georgia 30071, County of Gwinnett;

     WHEREAS, Holdings has authorized capital stock consisting of: (i) ten million (10,000,000) shares of common stock, no par value per share ("Holdings Common Stock"), of which one million four hundred and forty-five thousand (1,445,000) shares are issued and outstanding and zero (0) shares are held in the treasury, and (ii) fifty thousand (50,000) shares of preferred stock ("Holdings Preferred Stock"), of which thirty thousand (30,000) shares have been designated as "8% Cumulative Preferred Stock, Series A" (the "Holdings Series A Stock"), and of such Holdings Series A Stock, zero (0) shares are issued and outstanding and zero (0) shares are held in treasury;

     WHEREAS, ProVesa, Inc. has authorized capital stock consisting of: (i) nine million (9,000,000) shares of common stock, no par value ("ProVesa Common Stock"), of which one hundred and five thousand (105,000) shares are issued and outstanding and zero (0) shares are held in treasury, and (ii) one million (1,000,000) shares of Preferred Stock, no par value (the "ProVesa Preferred Stock"), of which thirty thousand (30,000) shares have been designated as "8% Cumulative Preferred Stock, Series A" (the "ProVesa Series A Stock"), and of such ProVesa Series A Stock, four thousand two hundred and fifty (4,250) shares are issued and outstanding and zero (0) shares are held in treasury;

     WHEREAS, PVAC has authorized capital stock consisting of: (i) nine million (9,000,000) shares of common stock, no par value per share ("PVAC Common Stock"), of which one hundred and five thousand (105,000) shares are issued and outstanding and zero (0) shares are held in treasury, and (ii) one million (1,000,000) shares of Preferred Stock, no par value (the "PVAC Preferred Stock"), of which thirty thousand (30,000) shares have been designated as Series A 8% Cumulative Preferred Stock (the "PVAC Series A Stock"), and of such PVAC Series A Stock zero (0) shares are issued and outstanding and zero (0) shares of same are held in treasury;

     WHEREAS, the laws of the State of Georgia permit a merger of PVAC and ProVesa;

     WHEREAS, the Boards of Directors of each of the Constituent Corporations has determined that it is advisable and for the benefit of each of the Constituent Corporations and their respective shareholders that ProVesa be merged with and into PVAC on the terms and conditions hereinafter set forth, and by resolutions duly adopted have adopted the terms and conditions of this Agreement; and the Board of Directors of ProVesa has directed that the proposed merger be submitted to the shareholders of ProVesa and the Board of Directors of ProVesa has recommended to its shareholders approval of the terms and conditions hereinafter set forth;

     NOW, THEREFORE, for and in consideration of the premises and of the mutual agreements, promises and covenants contained herein, it is agreed by and between the parties hereto, subject to the conditions hereinafter set forth and in accordance with the Georgia Business Corporation Code (the "Code"), that ProVesa, Inc. shall be and hereby is, at the Effective Date (as hereinafter defined), merged with and into PVAC (PVAC subsequent to such merger being hereinafter sometimes referred to as the "Surviving Corporation"), with the corporate existence of the Surviving Corporation to be continued under the name "ProVesa Inc.," and that the terms and conditions of the merger hereby agreed upon, the mode of carrying the same into effect, and the manner of converting shares are and shall be as follows:

                                   Section 1

                                    Merger

     1.1. On the Effective Date, ProVesa shall be merged with and into PVAC, and PVAC shall continue in existence under the name "ProVesa Inc." and the merger shall in all respects have the effect provided for in Section 14-2-1106 of the Georgia Business Corporation Code.

     1.2. Without limiting the foregoing, on and after the Effective Date, the separate existence of ProVesa shall cease, and, in accordance with the terms of this Agreement, the title to all real estate and other property owned by each of the Merging Corporations shall be vested in the Surviving Corporation without

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reversion or impairment; the Surviving Corporation shall have all liabilities of each of the Merging Corporations; and any proceeding pending against either Merging Corporation may be continued as if the merger did not occur or the Surviving Corporation may be substituted in its place.

     1.3. Prior to and from and after the Effective Date, the Constituent Corporations shall take all such action as shall be necessary or appropriate in order to effectuate the merger. If at any time the Surviving Corporation shall consider or be advised that any further assignments or assurances in law or any other actions are necessary, appropriate or desirable to vest in said corporation, according to the terms hereof, the title to any property or rights of ProVesa, the last acting officers of ProVesa, or the corresponding officers of the Surviving Corporation, shall and will execute and make all such proper assignments and assurances and take all action necessary and proper to vest title in such property or rights in the Surviving Corporation, and otherwise to carry out the purposes of this Agreement.

                                   Section 2

                             Terms of Transaction

     2.1. Upon the Effective Date:

          (a) Each share of ProVesa Common Stock issued and outstanding immediately prior to the Effective Date shall, by virtue of the merger and without any action on the part of the holder thereof, thereupon be converted into one share of Holdings Common Stock, subject to the provisions of Section
2.2 below, the shares of Common Stock of Holdings required for such purpose being drawn from authorized but unissued shares of the Holdings.

          (b) Each share of ProVesa Series A Stock issued and outstanding immediately prior to the Effective Date shall, by virtue of the merger and without any action on the part of the holder thereof, thereupon be converted into one share of Holdings Series A Stock, subject to the provisions of Section
2.3 below, the shares of Holdings Series A Stock required for such purpose being drawn from authorized but unissued shares of Holdings.

          (c) Each share of capital stock of ProVesa held in the treasury of ProVesa immediately prior to the Effective Date of the merger shall by virtue of the merger and without any action on the part of the holder thereof, be canceled and retired and cease to exist without any conversion thereof.

          (d) Each share of PVAC Common Stock outstanding and owned of record by its shareholders immediately prior to the Effective Date shall continue to represent one issued share of Common Stock of the Surviving Corporation.

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     2.2. After the Effective Date, each holder of an outstanding certificate or certificates which immediately prior thereto represented shares of ProVesa
Common Stock will, upon surrender of such certificate or certificates, be entitled to a certificate or certificates representing the number of shares of Common Stock of Holdings into which the aggregate number of shares of ProVesa Common Stock previously represented by such certificate or certificates surrendered shall have been converted pursuant to Section 2.1 of this Agreement.

     2.3. After the Effective Date, each holder of an outstanding certificate or certificates which immediately prior thereto represented shares of ProVesa Series A Stock will, upon surrender of such certificate or certificates, be entitled to a certificate or certificates representing the number of shares of Holdings Series A Stock into which the aggregate number of shares of ProVesa Series A Stock previously represented by such certificate or certificates surrendered shall have been converted pursuant to Section 2.1 of this Agreement.

                                   Section 3

                            Directors and Officers

     The persons who are directors and officers of ProVesa immediately prior to the Effective Date shall become the directors and officers of the Surviving Corporation on the Effective Date and shall thereafter continue to hold office as provided in the bylaws of the Surviving Corporation.

                                   Section 4

                     Articles of Incorporation and Bylaws

     4.1. From and after the Effective Date, the Articles of Incorporation of PVAC, as in effect at such date, shall be the Articles of Incorporation of the Surviving Corporation and shall continue in effect until the same shall be altered, amended or repealed as therein provided or as provided by law; provided that the corporate name of the Surviving Corporation shall be "ProVesa Inc."

     4.2. From and after the Effective Date, the bylaws of PVAC, in effect at such date, shall be the bylaws of the Surviving Corporation and shall continue in effect until the same shall be altered, amended or repealed as therein provided or as provided by law.

                                   Section 5

                 Shareholder Approval, Effectiveness of Merger

     This Agreement shall be submitted for approval to the shareholders of ProVesa as provided by the Code. If this

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Agreement is duly authorized and adopted by the unanimous vote or unanimous written consents of all such shareholders and is not terminated and abandoned pursuant to the provisions of Section 6 hereof, this Agreement shall be executed, and this Agreement, and a Certificate of Merger incorporating the terms of this Agreement, shall be filed and recorded in accordance with the laws of the State of Georgia as soon as practicable after the approval by such shareholders. The Boards of Directors and the proper officers of the Constituent Corporations are authorized, empowered and directed to do any and all acts and things, and to make, execute, deliver, file, and record any and all instruments, papers, and documents which shall be or become necessary, proper, or convenient to carry out or put into effect any of the provisions of this Agreement or of the merger herein provided for. The merger shall become effective on the date on which the Certificate of Merger referencing this Agreement is filed by the Secretary of State of Georgia (said date is herein referred to as the "Effective Date").

                                   Section 6

                                  Termination

     At any time prior to the filing of the Certificate of Merger by the Secretary of State of Georgia, the Board of Directors of Holdings or ProVesa may terminate and abandon this Agreement, notwithstanding favorable action on the merger by the shareholders of ProVesa or earlier approval by the Boards of Directors of such corporations. Without limiting the generality of the foregoing, the Board of Directors of Holdings or ProVesa may terminate and abandon this Agreement at any time prior to such filing, if the holder of any shares of ProVesa exercises his, her or its dissenters' rights pursuant to
Article 13 of the Code in connection with the merger.

                                   Section 7

                                 Miscellaneous

     7.1. This Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which together shall constitute one and the same agreement.

     7.2. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of Georgia.

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     IN WITNESS WHEREOF, the Constituent Corporations have each caused this
Agreement to be executed, their respective corporate seals to be affixed and the foregoing attested, all by their respective duly authorized officers, as of the date hereinabove first written.

                                  INTERCEPT HOLDINGS INC.



                                  By:  /s/ Donny R. Jackson
                                      -------------------------------
                                                            President

[CORPORATE SEAL]


ATTEST:


By:  /s/ Farrell Mashburn
    ----------------------------
                       Secretary



                                  PV ACQUISITION CORP.


                                  By:   /s/ Donny R. Jackson
                                      -------------------------------
                                                            President

[CORPORATE SEAL]


ATTEST:


By:  /s/ John W. Collins
    ----------------------------
                       Secretary



                                  PROVESA, INC.


                                  By: /s/ Donny R. Jackson
                                     --------------------------------
                                                            President

[CORPORATE SEAL]


ATTEST:


By:  /s/ John W. Collins
    ----------------------------
                       Secretary

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